Exhibit 3.1

Certificate of Amendment

of

Third Amended and Restated Certificate of Incorporation of

CohBar Inc.

CohBar, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY that:

FIRST: The name of this corporation is CohBar, Inc.

SECOND: This corporation was originally incorporated pursuant to the General Corporation Law on September 16, 2009 under the name CohBar, Inc.

THIRD: This Certificate of Amendment amends the provisions of the Corporation’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

FOURTH: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the DGCL.

FIFTH: Article IV of the Certificate of Incorporation shall be and is hereby amended by replacing the first paragraph thereof in its entirety as follows:

The Company is authorized to issue two (2) classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 185,000,000 shares, $0.001 par value per share. 180,000,000 shares shall be Common Stock and 5,000,000 shares shall be Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 17th day of June, 2020.

COHBAR, INC.

By:	/s/ Jeff Biunno
Name:	Jeff Biunno
Title:	Chief Financial Officer